Exhibit 7.1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of October 30, 2024.

ANCHORAGE LENDING CA, LLC

By:	/s/ TuongVy Le
Name:	TuongVy Le
Title:	General Counsel

ANCHORAGE LABS, INC.

By:	/s/ TuongVy Le
Name:	TuongVy Le
Title:	General Counsel